UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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              VCA ANTECH, INC.
          (Name of Registrant as Specified in its Charter)

       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Commencing May 26, 2011, VCA Antech, Inc. sent the following communication to certain of its stockholders.

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VCA Antech, Inc.
12401 West Olympic Boulevard
Los Angeles, California 90064-1022
www.vcaantech.com

Supplemental Information Regarding
Proposal No. 1:  Vote to Elect Two Class III Members of the Board
Proposal No. 5:  Advisory Vote to Approve the Compensation of VCA’s Named Executive Officers

Dear Fellow Stockholder:

By now you should have received the Notice of Internet Availability of Proxy Materials.  At our 2011 Annual Meeting of Stockholders to be held on Monday, June 6, 2011, at 10:00 a.m. Pacific Time, at our corporate offices located at 12401 West Olympic Boulevard, Los Angeles, California 90064-1022 (the “Annual Meeting”), our stockholders will be asked to vote on six important proposals.  We wish to bring to your attention our strong disagreement with the recommendations made by the proxy advisory firm, ISS Proxy Advisory Services (“ISS”), regarding:

•	The proposal to elect John B. Chickering, Jr. as a Class III member of our Board of Directors (the “Board”) for a term of three years (Chickering Election), and

•	The proposal to approve, on an advisory basis, the compensation of our named executive officers (Say on Pay)

We also wish to inform you that the proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”), has recommended that our stockholders vote “FOR” the election of John B. Chickering, Jr. to our Board and “FOR” Say on Pay.

Proposal No. 1:  Vote to Elect John B. Chickering, Jr. as a Class III Member of the Board

ISS recommends that its clients vote “WITHHOLD” for John B. Chickering, Jr. as a director nominee because he serves on the Compensation Committee of the Board (the “Compensation Committee”) and ISS believes there are multiple problematic compensation issues at VCA.  ISS further states that the Compensation Committee did not adequately explain why it instituted a Supplemental Executive Retirement Program agreement (“SERP”) and why it entered into a consulting agreement with Robert L. Antin, our Chairman of the Board (“Chairman”), Chief Executive Officer (“CEO”) and President, in light of continued total shareholder return underperformance.

The reasons ISS offers in support of its recommendation to “WITHHOLD” for Mr. Chickering are the same reasons that ISS offers in support of its recommendation to vote “AGAINST” Say on Pay.  We address these matters collectively below in our discussion of Say on Pay and refer your attention to that discussion.

Proposal No. 5:  Advisory Vote to Approve the Compensation of our Named Executive Officers

ISS recommends that its clients vote “AGAINST” Proposal No. 5.  ISS believes that an “AGAINST” vote is warranted because of a pay for performance misalignment and because our CEO’s consulting agreement, among other things, allegedly provides a generous compensation package at a CEO level without the relevant duties.  If we set aside the value of the SERP implemented in 2010, the adjusted total compensation paid to our CEO for fiscal 2010 increased by less than 4% from fiscal 2009 and was less than the total compensation paid to our CEO in fiscal 2008.  Moreover, under his consulting agreement, our CEO is required to provide business consulting services and advice with respect to the operation of our animal hospital and veterinary laboratory services for up to 640 hours, 480 hours, 480 hours, 192 hours and 144 hours during the first, second, third, fourth and fifth years of the consulting agreement, respectively.  Finally, as more fully described in our proxy statement filed on April 27, 2011 (the “Proxy Statement”) and as discussed below, we believe that our compensation program appropriately aligns pay and performance and is important to our ability to maximize long-term stockholder value.

For the reasons set forth below, we believe ISS’s negative recommendations for Proposal No. 1 (Chickering Election) and Proposal No. 5 (Say on Pay) are unwarranted and are based on an inaccurate and incomplete analysis.  We, therefore, urge you to vote “FOR” the election of John B. Chickering, Jr. as a Class III member of our Board and “FOR” the advisory vote on the compensation of our named executive officers, as described in the Proxy Statement.

Our CEO is critical to our short- and long-term success

As our founder, Chairman, CEO and President, Robert L. Antin is critical to our business and our short- and long-term success.  Under his leadership, VCA has grown from a start-up company in a then non-existent industry in 1986 to the leading provider of pet health care services in the country with a nationwide clinical laboratory system and over 500 free-standing animal hospitals.  Mr. Antin’s background as a founder of VCA and his service as our CEO and President since inception is invaluable and enables him to bring to the Board critical insights and perspectives about the company, its business, operations and prospects, as well as the animal healthcare industry generally.  During Mr. Antin’s tenure, VCA has faced numerous major challenges which it successfully has overcome in significant part due to the leadership, efforts and abilities of Mr. Antin.  The failure of ISS to attribute value to Mr. Antin’s role and significance to the long-term value to VCA and its stockholders in assessing Mr. Antin’s compensation and the adoption of his SERP and consulting agreement is a critical omission.

If we set aside Mr. Antin’s SERP, our CEO’s pay has decreased from 2008 to 2010

One of the key factors in evaluating whether a pay for performance misalignment exists is whether the CEO’s total compensation has increased during a period in which the company’s stock has underperformed as compared to its industry peers.  In evaluating our CEO’s compensation it is important to note that the SERP accounts for 98% of the increase in compensation paid to our CEO in fiscal 2010 as compared to fiscal 2009 and that due to the vesting schedule of the SERP it will represent a significant portion of the pay to our CEO for fiscal years 2010, 2011 and 2012.  If we set aside the value of Mr. Antin’s SERP, which the company was obligated to provide to Mr. Antin as more fully explained below, the adjusted total compensation paid to our CEO for fiscal 2010 increased by less than 4% from fiscal 2009 and was less than the total compensation paid to our CEO in fiscal 2008.  Moreover, if we set aside the value of Mr. Antin’s SERP, the compensation paid to our CEO in 2010 is considerably below the “CEO Peer Median” set forth in the ISS Report (as it was in fiscal 2009).

Year	Base Salary	Bonus	Non-Equity Incentives	Stock Awards	Option Awards	All Other Compensation	Total	Change from Prior Year
2010	$910,167	--	$928,013	--	--	$87,161	$1,925,341	3.4%
2009	$892,320	$892,320	--	--	--	$77,289	$1,861,929	-60.6%
2008	$867,951	$892,321	--	$1,745,125	$1,140,750	$79,757	$4,725,904	--

Notably, Glass Lewis in its report to the stockholders determined that we adequately aligned executive compensation with performance in fiscal 2010.  Furthermore, Glass Lewis stated that, in light of the company’s history of aligning pay with performance, it does not believe that the compensation issues it identifies in its report warrant a vote against the company’s executive compensation program.

The SERP and consulting agreement were adopted as a recognition of our CEO’s historical contributions to the company and his importance to our continued success

Prior to the adoption of the SERP, VCA had not provided any deferred compensation or other retirement benefit to our CEO (other than continuation of medical coverage).  In recognition of Mr. Antin’s more than 20 years of service to VCA and to provide continued incentives to retain his services, the company entered into the SERP with Mr. Antin.  Mr. Antin’s SERP is structured so that full payment benefits vest over a three-year period, which provides an additional retention incentive for our CEO.  The foregoing is discussed on pages 32 and 35-36 of our Proxy Statement.

ISS provides that it generally does not express concerns with SERP programs, but that the creation of a SERP for Mr. Antin in 2010 and the lack of explanation of it in light of the company’s continuous lagging one and three year total shareholder return are problematic.  As noted, the Proxy Statement provides adequate explanation of the SERP and the reasons the Board felt it in the best interests of the company to adopt it.

We entered into the consulting agreement with our CEO principally to ensure his continued service and expertise during the transition to new management upon his voluntary resignation and to secure his agreement to protect all confidential information relating to VCA’s business, including trade secrets.  In light of Mr. Antin’s role with VCA and within the animal health care industry generally, it is critical that we have available to us his continued services and his expertise during any management transition.  The consulting agreement is intended to effect a smooth and orderly transition of Mr. Antin’s duties and leadership to his successor, to allow VCA to continue to take advantage of Mr. Antin’s distinctive knowledge of the animal healthcare industry, the company and our customers during the term of the consulting agreement and to protect trade secret information obtained by Mr. Antin both during and after the term of the consulting agreement.  These are all valid business reasons supporting the Board’s determination that it was in the best interests of the company to adopt the consulting agreement.  The foregoing is discussed on pages 32 and 36 of our Proxy Statement.

Additionally, ISS mistakenly states in the ISS Report that Mr. Antin will “receive a substantial payment following termination, and then continue to receive similar compensation for an additional five years” under his consulting agreement.  This statement is wrong.  Under his consulting agreement, Mr. Antin will not receive a substantial payment following his voluntary resignation as CEO.  Instead, he will receive compensation payable in periodic installments during the five-year term of the consulting agreement, unless the consulting agreement is terminated earlier.  The foregoing is discussed on pages 45 and 47 (footnote 7) of our Proxy Statement.  The only other payments Mr. Antin will receive following his voluntary resignation as CEO are accrued and unpaid base salary (under his employment agreement), medical benefits (under his post-retirement medical benefits coverage agreement) and certain other perquisites (under his consulting agreement).

We entered into the SERP and consulting agreement in part to fulfill obligations under Mr. Antin’s employment agreement – Entered in 2001

Under Mr. Antin’s employment agreement entered into in November 2001, the company was obligated to provide Mr. Antin supplemental retirement benefits pursuant to a SERP and/or consulting agreement.  The fact that the SERP was implemented in a year in which ISS found the total shareholder return of the company lagging, seems inconsequential and should not serve as a basis to support a problematic pay practice.

Our CEO’s shareholdings are considerable and his wealth is in large part tied to our performance

Our CEO is our largest individual stockholder.  Although we have not adopted stock ownership guidelines requiring our CEO to hold a minimum amount of shares, our CEO beneficially owns over 2,000,000 shares of VCA common stock, which represents over 2% of VCA’s outstanding shares of common stock.  The market value of his shares (as of May 25, 2011) is equal to $44 million, and Mr. Antin is a long term holder.  In light of Mr. Antin’s significant continued stock ownership, the incentives and goals of our founder, Chairman, CEO and President are fully aligned with those of our stockholders, and there is no incentive on the part of our CEO for excessive risk-taking in the short term that might put at risk the company’s long-term sustainable performance.

John B. Chickering, Jr.’s skills and experience are very important to the Board

Mr. Chickering, who is a certified public accountant, has served as our director for almost 20 years (1988 to 2000 and 2004 to the present).  Mr. Chickering’s extensive corporate finance experience and knowledge of accounting principles and financial reporting rules and regulations enables him to provide valuable service to the Board as chairman of the Audit Committee of the Board.  Additionally, Mr. Chickering’s many years of experience as an executive of a public company enables him to make significant contributions to the deliberations of the Board, especially in connection with evaluating the company’s financial performance.  Finally, during the almost 20 years Mr. Chickering has served on our Board, he has acquired knowledge regarding the company’s business and operations which enables him to bring to the Board important insights and perspectives about the company.

Conclusion

We hope that after reading the above material, you will have a more meaningful and valid basis for assessing Mr. Chickering’s candidacy and our compensation program.  The omissions and factual inaccuracies underlying ISS’s analysis described above call into question the integrity of the ISS Report and suggest that ISS conducted only a narrow, cursory and incomplete review of our Proxy Statement, Mr. Chickering’s candidacy and our compensation practices for 2010.  Accordingly, our Board strongly urges you to reject ISS’s recommendation against Proposal No. 1 (Chickering Election) and Proposal No. 5 (Say on Pay) and recommends that you vote “FOR” the election of John B. Chickering, Jr. as a Class III member of our Board and “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as described in our Proxy Statement (Proposal No. 5).

Your vote is important.  We appreciate your time and consideration of these matters and ask for you support of our Board’s recommendations.  If you have any questions, or need any assistance in voting your shares, you may direct them to Tomas W. Fuller at (310) 571-6500.  Thank you for your continued support.

Sincerely,

/s/ Tomas W. Fuller
Tomas W. Fuller
Chief Financial Officer, Vice President and Secretary

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